     Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-30647, 033-55327, Form S-4 No. 333-79321, and Form S-3 No. 333-46067) pertaining to MasTec, Inc. of our report dated July 23, 2004 except for Note 10, as to which the date is March 30, 2005, with respect to the consolidated balance sheets of MasTec, Inc. as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003 (as restated) included in the Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/ Ernst and Young LLP
Miami, Florida
July 28, 2005